UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2020
KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant's telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS
Participants in the KBS Real Estate Investment Trust III, Inc.’s (the “Company” or “we”) dividend reinvestment plan should carefully review the risk factor below and the risks disclosed under Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2019, as well as any updated risk factors contained in future filings the Company makes under the Securities Exchange Act of 1934, as amended.
The current offering price of shares under the Company’s dividend reinvestment plan is equal to 95% of the December 4, 2019 estimated value per share approved by the Company’s board of directors. It does not take in account developments in our portfolio or the markets since December 4, 2019, including the current business disruptions as a result of the outbreak of the novel coronavirus (COVID-19). As a result of these developments, a reinvestment of dividends in our common stock bears increased risk.
Pursuant to the Company’s dividend reinvestment plan, participants in the dividend reinvestment plan acquire shares of the Company’s common stock under the plan at a price equal to 95% of the estimated value per share of the Company’s common stock. As such, participants currently acquire shares of the Company’s common stock under the plan at a price equal to $11.07 per share, which is 95% of the Company’s December 4, 2019 estimated value per share. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in our portfolio and the management of those assets, the real estate and finance markets and due to other factors. As such, the estimated value per share does not take into account developments in the Company’s portfolio since December 4, 2019. In particular, the outbreak of COVID-19, together with the resulting restrictions on travel and quarantines imposed, has had a negative impact on the economy and business activity globally. The extent to which our business may be affected by COVID-19 will largely depend on future developments with respect to the continued spread and treatment of the virus, which we cannot accurately predict. Nevertheless, it appears reasonably likely in the near term that many of our tenants will suffer reductions in revenue and, depending upon the duration of quarantines and the corresponding economic slowdown, some of our tenants will seek rent deferrals or become unable to pay their rent. In the last month, a few small tenants have requested such deferrals. If tenants default on their rent and vacate, the ability to re-lease this space is likely to be more difficult if the economic slowdown continues and any long term impact of this situation, even after an economic rebound, remains unclear. These risks are not priced into our most recent estimated value per share.
We have also made a significant investment in the common units of Prime US REIT, a Singapore real estate investment trust traded on the Singapore Exchange Securities Trading Limited (the “SGX”). In addition to the risks discussed above with respect to Prime US REIT’s investments in US office properties, our investment in the units of Prime US REIT is subject to the risks inherent in investing in traded securities. Since mid-March 2020, the trading price of the common units of Prime US REIT has declined substantially and experienced substantial volatility. For purposes of the December 4, 2019 estimated value per share, we valued our investment in units of Prime US REIT at $257.8 million, based on the trading price of the units of Prime US REIT as of closing on December 3, 2019 less a discount for (i) transfer restrictions imposed by lock-up agreements then in effect on 100% of the units we held and (ii) blockage due to the quantity of units held by the Company relative to the normal level of trading volume in Prime US REIT units. As of March 30, 2020, the aggregate value of the Company’s investment in the units of Prime US REIT was $170.8 million, which was based solely on the closing price of the units on the SGX of $0.59 per unit as of March 30, 2020 and did not take into account the remaining lock-up restrictions on 50% of the units we hold and potential blockage due to the quantity of units we hold.
As a result, a reinvestment of dividends in our common stock bears increased risk.
For a full description of the methodologies and assumptions used to value our assets and liabilities in connection with the calculation of the December 4, 2019 estimated value per share, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Market Information” of the Company’s annual report on Form 10-K for the year ended December 31, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: March 30, 2020	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary